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FORM 4                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
------                                                     WASHINGTON, D.C. 20549

[ ] Check box if no                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    longer subject to
    Section 16. Form 4                          Filed pursuant to Section 16(a) of the Securities
    or Form 5 obligations                           Exchange Act of 1934, Section 17(a) of the
    may continue. See                               Public Utility Holding Company Act of 1935
    Instruction 1(b).                                or Section 30(f) of the Investment Company
                                                                  Act of 1940
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person
 Kornbluh        Walter                           CaminoSoft Corp/CMSF                          to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------    X   Director          10% Other
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----               ---
 600 Hampshire Road, Suite #105                   Number of Reporting        Month/Year          X   Officer (give    Other (specify
--------------------------------------------      Person (Voluntary)         July, 2002         ---- title below)  --- below)
                  (Street)                                                -------------------
 Westlake Village, CA             91361                                   5. If Amendment,           Chairman and CEO
--------------------------------------------                                 Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form          Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)                 Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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 Common Stock                     7/23/02         P      600        A       $0.99        168,840               D
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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or Type Responses)
                                                                                                                     SEC 2270 (7/96)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
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                                                    Code  V     (A)     (D)    Date    Expira-    Title   Amount or
                                                                               Exer-   tion               Number of
                                                                               cisable Date               Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                By: /s/ Walter Kornbluh                8/9/02
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
If space provided is insufficient, see Instruction 6 for procedure.                     Walter Kornbluh                 Date
                                                                                **Signature of Reporting Person
Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form                                                   SEC 2270 (7/96)
displays a currently valid OMB Number.

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